Exhibit 10.56

Execution Copy

AMENDMENT NO. 1 AGREEMENT

to the Amended and Restated License Agreement dated 26 September 2003 between Elan Corporation, plc and Acorda Therapeutics, Inc.

and

to the Supply Agreement dated 26 September 2003 between Elan Corporation, plc and Acorda Therapeutics, Inc.

and

CONSENT TO SUBLICENSE certain of Acorda’s rights under the above Amended and Restated License Agreement

This AMENDMENT NO. 1 AGREEMENT  and CONSENT  TO SUBLICENSE (the “Amendment and Consent Agreement”) dated as of the 30th day of June, 2009 (the “Effective Date”) is by and among Elan Pharma International Limited, a company incorporated under the laws of Ireland and having its registered office at Monksland, Athlone, County Westmeath, Ireland (“Elan”), Acorda Therapeutics, Inc., a Delaware corporation with an office at 15 Skyline Drive, Hawthorne, New York 10532, USA (“Acorda”), and Biogen Idec International GmbH , a Swiss company with an office at Landis & Gyr Strasse 3, CH-6300 Zug, Switzerland  (“Biogen”).  Elan, Acorda and Biogen are each a “Party” and collectively, the “Parties”.

Recitals

Acorda and Elan Corporation, plc. were parties to the Amended and Restated License Agreement dated September 26, 2003 (the “Elan License Agreement”), attached hereto as Exhibit A, the Supply Agreement dated September 26, 2003 (the “Elan Supply Agreement”), attached hereto as Exhibit B, and the Rush Payment Agreement dated September 26, 2003 as amended and certain related agreements, attached hereto as Exhibit C (collectively, the “Elan Agreements”).  Pursuant to assignments of the foregoing, which in the case of the Elan License Agreement is made under Section 12.2.2  thereof and in the case of the Elan Supply Agreement is made under Clause 14.3.3 thereof, Elan is the successor in title of all of Elan Corporation, plc’s rights and obligations under the Elan Agreements, as Acorda hereby acknowledges.

Acorda and Biogen are anticipating entering into a collaboration and license agreement and a supply agreement (collectively “Partner Agreements”, attached hereto as Exhibits D and E, respectively), pursuant to which Biogen will receive certain rights with respect to a Product, as said term is defined in the Elan License Agreement (the “Product”).  These rights include the right to commercialize the Product in certain territories (“Sublicensed Territory” as defined below in the definition to be inserted into the Elan License Agreement).

Pursuant to Section 2.3.1 of the Elan License Agreement, Elan’s consent is required for Acorda to provide certain rights to Biogen.  This Amendment and Consent Agreement sets forth Elan’s consent, the conditions under which such consent is provided and certain amendments to the Elan License Agreement, and other provisions to which all parties to this Agreement wish to be bound, to facilitate the commercialization of the Product in the Sublicensed Territory, on the terms and conditions set out below.

Consent

1.                                       Consent to Sublicense.  Elan hereby consents to the sublicense by Acorda to Biogen of its rights to package, use, import, export, promote, distribute, offer for sale, sell and otherwise exploit the Product in the Sublicensed Territory under Clause 2.1 of the Elan License Agreement (including those amendments to the License Agreement agreed to pursuant to this Amendment and Consent Agreement) to the extent that such rights are to be sub-licensed to Biogen pursuant to the Partner License Agreement (as defined below) as disclosed to Elan prior to the date of this Amendment and Consent Agreement.

Amendments

2.                                       Elan and Acorda agree that the Elan Agreements shall be amended as follows, with effect from the time at which the last of the Partner Agreements becomes effective.

2.1                                 Definitions.  Section 1.1 of the Elan License Agreement is amended by the insertion of the following defined terms:

“Amendment and Consent Effective Date” shall mean June 30, 2009.

“Biogen” shall mean Biogen Idec International GmbH, a Swiss corporation with an office at Landis & Gyr Strasse 3, CH-6300 Zug, Switzerland.

“Cooperation Committee” shall mean the committee to be established pursuant to Article 10A.

“Partner Agreements” shall mean, collectively, the Partner License Agreement and the Partner Supply Agreement.

“Partner License Agreement” shall mean that certain collaboration and license agreement dated as of June 30, 2009 between Acorda and Biogen, pursuant to which inter alia Acorda has sub-licensed to Biogen certain of its rights hereunder in the Sublicensed Territory and attached hereto as Exhibit D.

“Partner Supply Agreement” shall mean that certain supply agreement dated as of June 30, 2009 between Acorda and Biogen and attached hereto as Exhibit E.

“Sublicensed Territory” shall mean all the countries of the world, excluding the United States, each Terminated Country (as defined in the Partner License Agreement) and each of their respective territories and possessions.

“Technical Agreement” shall mean the Technical Agreement between Elan and

Acorda attached hereto as Exhibit F.

“Third Party Distributor” shall have the meaning set forth in Section 2.3.4.

2.2                                 Sublicense to Distributors.  Section 2.3 of the Elan License Agreement is amended by the addition of the following subsections:

2.3.4                        Subject to Sections 2.3.5 to 2.3.12 inclusive, in addition to the foregoing, Acorda may permit Biogen to sub-sublicense the sublicense rights granted to Biogen by Acorda under the Partner License Agreement to distribute, package, label, import, market, promote and sell the Product in individual countries in the Sublicensed Territory to unaffiliated distributors who may also perform such activities for other products in such individual country (each, a “Third Party Distributor”), but without the right to further sub-license such rights.

2.3.5                        A Third Party Distributor may only be appointed if neither Biogen nor its affiliates are distributing, marketing, promoting and selling their own products in the same or similar therapeutic areas without the use of an unaffiliated distributor in such country.

2.3.6                        Acorda shall provide Elan, or procure that Biogen provides Elan, with the name and address of any such Third Party Distributors and a description of the proposed sub-sublicense arrangement.

2.3.7                        Each Third Party Distributor must be competent and have the financial capacity to be involved in the registration and/or distribution of patented pharmaceutical products.

2.3.8                        Confidential Information of Elan which is contained in the CMC Section and/or related data shall not be transferred to such Third Party Distributor without Elan’s prior written consent, which shall not be unreasonably withheld or delayed, and then only upon terms which are no less onerous than those applicable in this Agreement; and as a pre-condition of making such transfer, Biogen shall provide Elan with its binding agreement to enforce such provisions in accordance with Elan’s reasonable instructions from time to time and at Biogen’s sole cost and expense.

2.3.9                        Each Third Party Distributor shall be regarded as Acorda’s Designee, so that for the avoidance of doubt sales by Third Party Distributors shall be regarded as In Market sales and not transfers from Acorda or Biogen to such Third Party Distributor.

2.3.10                  Any and all payments by Third Party Distributor to Biogen in respect of the grant of such rights, other than payments for Product delivered or to be delivered, shall be regarded for the purposes of this Agreement as License Revenues to the extent that they would have been so regarded if they had been paid by Biogen to Acorda in respect of the rights granted to Biogen under the Partner Agreements.

2.3.11                  Elan shall be provided with audit and inspection rights vis a vis the Third Party Distributors no less extensive than those which it has vis-a-vis Acorda.

2.3.12                  Acorda shall reimburse Elan in respect of any adverse tax consequences for Elan resulting from such Third Party Distributor arrangement.

2.3                                 Reasonable Assistance Directly to Biogen.  The Elan License Agreement is amended by the addition of the following Section 3.9:

In order to assist Biogen to prepare and file marketing authorizations (or equivalent authorizations) in the Sublicensed Territory, Elan shall provide the documentation which is required to be provided under Section 3.8 or elsewhere in this Agreement or the Supply Agreement to either Acorda or Biogen, as directed by Acorda.  Acorda (itself or through Biogen) shall promptly notify Elan of the date of any regulatory filings or regulatory approvals that are filed/issued in the Sublicensed Territory and of the date of the commercial launch of Product in any country in the Sublicensed Territory.

2.4                                 Packaging.  The Elan Supply Agreement is amended by the addition of the following Clause 5.6:

Acorda may, by written notice to Elan, elect to allow Biogen to package the Product for onward supply in the Sublicensed Territory, in which case Acorda shall specify in each of its orders the number of batches to be so delivered in bulk packaging.  Elan shall supply such batches, packaged in bulk and in suitable containers for transit.  Elan shall deduct, from the price set out in Clause 9, the amounts that Elan would have charged Acorda to perform such packaging (an amount that shall be consistent with charges Elan applies to other similarly packaged products), less any additional charges incurred in bulk packaging such Product.  Forthwith following such an election, Elan and Acorda shall negotiate in good faith appropriate amendments to the Technical Agreement to take account of these revised packaging arrangements.

2.                                       Third Source.  Clause 7 of the Elan Supply Agreement is amended by the addition of the following Clause 7.9:

In the event of failures by the Manufacturer to supply Product which would, if by Elan, constitute Serious Failure to Supply or Force Majeure, then:

7.9.1                        Acorda shall be entitled by written notice to Elan to require the establishment of a third source of supply of the Product (“Third Source”);

7.9.2                        at Acorda’s election, the Third Source shall be either (1) another Elan facility; or (2) the facility of a third party of Acorda’s choice, reasonably acceptable to Elan;

7.9.3                        if the Third Source is that of a third party, then:

7.9.3.1               Acorda shall be entitled to qualify the facility of the Third Source.  For this purpose, Elan shall provide the assistance and documentation required under Clause 7.1, and subject to the same provisions.  Elan, Acorda and the operator of the Third Source shall negotiate in good faith a detailed technology transfer plan and technology transfer agreement for the purposes of effecting such transfer.  As between Acorda and Elan, the costs of such transfer, including work performed by Elan, shall be paid by Acorda.

7.9.3.2               Following such technology transfer, the Third Source and its operator shall be deemed to replace the Second Source and the Manufacturer respectively for all purposes of this Agreement, other than this Clause 7.9.  Without prejudice to the generality of the foregoing, Acorda shall not be entitled to purchase further supplies of Product from Patheon Inc., and for the avoidance of doubt, the compensating payment referred to in Clause 9.5 shall apply in respect of Product sourced from the Third Source.  Further, Acorda shall procure that Manufacturer forthwith returns, or at Elan’s option destroys, all Confidential Information of Elan in its possession or control.

Further Provisions

3.1                                 Elan Enforcement Rights. Biogen hereby agrees that insofar as the Partner Agreements expressly purport to grant any right to Elan (and/or its affiliates) or provide for any obligation of Biogen expressly for Elan’s (and/or it’s affiliates’) benefit with respect to: (a) auditing or inspecting Biogen, its Affiliates, or its Third Party Distributors, (b) protection of Elan Confidential Information (as defined in the Elan License Agreement), (c) rights of indemnification as an “Acorda Indemnitee” in a Partner Agreement, and/or (d) in relation to the Elan Trademarks (under Sections 7.5(b)(iii) and 9.1(b) of the Partner License Agreement), Elan (and/or its affiliates as the case may be) shall be entitled to enforce such provisions as if it were a party to such agreement(s).  Acorda and Biogen shall not amend any such provision insofar as it may affect Elan or its affiliates without Elan’s prior written consent.  The Parties agree that nothing in this or any of the other agreements referred to herein shall make or be deemed to have made Elan a party to or, without prejudice to the foregoing, third party beneficiary of the Partner Agreements.

3.2                                 Confidentiality.  Any confidential information disclosed between the Parties pursuant to this Amendment and Consent Agreement, the Elan Agreements and the Partner Agreements shall be used exclusively for the purposes of fulfilling the receiving Party’s obligations and exercising rights under same and for no other purpose.  Elan and Biogen further confirm to each other that they shall maintain each other’s Confidential Information in confidence and in accordance with the applicable terms and conditions of the Elan Agreements as if they were set out herein at length and applied to Biogen in place of Acorda.  For the avoidance of doubt, the foregoing applies in respect of Elan Confidential Information whether such Confidential Information is received from Elan or Acorda, but this does not constitute any waiver by Elan in respect of any of Acorda’s non-disclosure obligations or permission to disclose such Confidential Information except as set out in the Elan Agreements.

3.3                                 Cooperation Committee.

(a)                              Elan, Acorda and Biogen shall establish a committee (the “Cooperation Committee”) to provide for sharing of information, and where required, the oversight, review and coordination of activities provided under the Elan Agreements by the parties with respect to (i) the progress of development of Product in the Sublicensed Territory, (ii) the manufacture and supply of Product for the Sublicensed Territory,  and (iii) the commercialization of Product in the Sublicensed Territory.  Where necessary and appropriate and mutually agreed by all three parties, the Cooperation Committee may also organize and delegate working groups to resolve operational issues. Unless otherwise agreed by all three parties, (i) the Cooperation Committee shall be comprised of six members, two from each Party, and (ii) the members shall meet once a calendar quarter, in person, by phone or otherwise as may reasonably necessary for such purposes.

(b)                                 The Parties agree that, to the extent Acorda so authorizes and it is operationally feasible for the parties to do so, Biogen (on behalf of Acorda) and Elan shall coordinate directly with respect to forecast, ordering, batch review, acceptance and rejection of the Product in the Sublicensed Territories under the Elan Supply Agreement (“Supply Communications”).  In such case, Acorda shall be kept fully informed by Biogen of all of the Supply Communications. The Parties may also discuss supply issues through the Cooperation Committee.  If Elan so requests, Biogen shall enter into a quality agreement with Elan, to be negotiated in good faith by Biogen and Elan.

(c)                                  The foregoing obligations are in addition to and not in substitution for the obligations of Elan and Acorda under Article 10 of the Elan License Agreement.

3.4                                 No Privity in Elan Agreements.  The Parties agree that nothing in this or any of the other Agreements referred to herein shall make or be deemed to have made Biogen a party to or third party beneficiary of the Elan License Agreement or the Elan Supply Agreement.

General

4.1                                 Conditionality.  This Amendment and Consent Agreement shall be null and void and have no further force or effect if either (i) Acorda and Biogen do not execute the Partner Agreements prior to  July 31, 2009 or (ii) the Partner Agreements are terminated before they become effective in accordance with their terms.  For the avoidance of doubt, in the event of circumstance (ii) in the previous sentence, Acorda and Elan shall revert to their status with respect to the Elan Agreements as if this Amendment and Consent Agreement had not be executed.

4.2                                 Counterparts and Facsimile Signatures.  This Amendment and Consent Agreement  may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

4.3                                 No Other Amendments.  Except as expressly set out in this Amendment and Consent Agreement, all terms and conditions of the Elan Agreements remain unchanged and continue to be in full force and effect, and for the avoidance of doubt nothing in this Amendment and Consent Agreement shall be deemed to extend the scope of the license granted to Acorda under the Elan License Agreement.

4.4                                 Modification.  This Amendment and Consent Agreement  may not be modified unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

4.5                                 Governing Law.  This Amendment and Consent Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

4.6                                 Severability.  If, under applicable Law, any provision of this Amendment and Consent Agreement  is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Amendment and Consent Agreement  (“Severed Clause”), the Parties mutually agree that this Amendment and Consent Agreement shall endure except for the Severed Clause.  The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision that shall be a reasonable substitute for such Severed Clause in light of the intent of this Amendment and Consent Agreement.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Consent to be executed as of the Execution Date by their duly authorized representatives.

Elan Pharma International Limited		Acorda Therapeutics, Inc.

By:	/s/ William F. Daniel	By:	/s/ Ron Cohen
William F. Daniel		Ron Cohen

BIOGEN IDEC INTERNATIONAL GMBH

By:	/s/ Anders Lundstrom
Anders Lundstrom

EXHIBIT A

ELAN LICENSE AGREEMENT

EXHIBIT B

ELAN SUPPLY AGREEMENT

EXHIBIT C

RUSH PAYMENT AGREEMENT AND AMENDMENT

EXHIBIT D

PARTNER  LICENSE AGREEMENT

EXHIBIT E

PARTNER SUPPLY AGREEMENT

EXHIBIT F

TECHNICAL AGREEMENT